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                                                                    EXHIBIT 99.4


       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]



         We hereby consent to the inclusion of our opinion letter dated June 25, 1999 to the Board of Directors of Avnet, Inc. ("Avnet") as Appendix C to the Joint Proxy Statement/Prospectus relating to the proposed merger of Avnet and Marshall Industries and to the references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY --- Opinions of Financial Advisers," "THE MERGER --- Background of the Merger," "---- Avnet's Reasons for the Merger; Recommendations of the Avnet Board of Directors" and "--- Opinion of Avnet's Financial Adviser." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.



New York, New York
September 7, 1999



                     By: /s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         -------------------------------------------------------
                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED